Exhibit 99.1
NEWS RELEASE
  NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2013 SECOND QUARTER RESULTS

•	Record quarterly LPI renewal rate change of 36.0%

•	Earnings guidance raised to $3.20-$3.30 per diluted share
CHICAGO, IL, July 18, 2013 - GATX Corporation (NYSE:GMT) today reported 2013 second quarter net income of $35.1 million or $.74 per diluted share, compared to net income of $23.5 million or $.49 per diluted share in the second quarter of 2012. The 2013 second quarter results include a benefit from Tax Adjustments and Other Items of $3.0 million or $.06 per diluted share while the 2012 second quarter results include the negative impact from Tax Adjustments and Other Items of $15.3 million or $.31 per diluted share.
Net income for the first six months of 2013 was $62.2 million or $1.31 per diluted share, compared to $53.8 million or $1.13 per diluted share in the prior year period. The 2013 year-to-date results include the benefit from Tax Adjustments and Other Items of $1.7 million or $.04 per diluted share while the 2012 year-to-date results include the negative impact from Tax Adjustments and Other Items of $17.5 million or $.36 per diluted share. Details related to the Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Brian A. Kenney, president and chief executive officer of GATX, said, “The demand for tank cars in North America continues at record levels, and we are capitalizing on this by increasing lease rates and lengthening lease terms. At the same time, we are keeping terms shorter for certain freight car types such as coal, where demand is weaker. This strategy resulted in an average renewal term of 58 months for cars in the LPI during the quarter, a shorter term than we have reported over the past year. During the quarter, the renewal rate change of GATX's Lease Price Index (“LPI”) was a positive 36.0%, the highest quarterly result since we began calculating this statistic in 2005. Rail North America's utilization remained strong at 98.2% at the end of the second quarter.
“Within Rail International, the European tank car fleet continued to perform well in a weak market as we successfully placed new railcars with high-quality customers. Utilization was 95.8%, and we continued to invest in new tank cars.”
Mr. Kenney continued, “American Steamship Company is currently sailing 13 vessels as planned, and customer demand remains consistent with our expectations coming into the year. Toward the end of the quarter, operating conditions on the Great Lakes improved as water levels rose, nearing 2012 levels.
“We successfully exited an ocean-going marine joint venture within Portfolio Management, taking 100% ownership of our share of the vessels. As a result, we enhanced our income profile and strategic flexibility with regard to these assets. The Rolls-Royce and Partners Finance affiliates continue to experience strong utilization across the portfolio of spare aircraft engines.”
Mr. Kenney concluded, “Based on year-to-date performance, continued strength in North American rail, and our expectation that remarketing income will be strong during the second half of the year, we are increasing our 2013 full year earnings expectations to $3.20-$3.30 per diluted share. This guidance excludes any impact from Tax Adjustments and Other Items.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $48.2 million in the second quarter of 2013, compared to $53.2 million in the second quarter of 2012. Year to date, Rail North America reported segment profit of $98.5 million, compared to $103.9 million in the same period of 2012. The decline in quarterly and year-to-date segment profit was primarily driven by an expected increase in maintenance expense related to regulatory compliance work and the timing of remarketing activity. Remarketing activity is expected to increase during the second half of the year.
At June 30, 2013, Rail North America's wholly-owned fleet totaled approximately 111,000 cars, and fleet utilization was 98.2% compared to 97.8% at the end of the first quarter and 98.3% at June 30, 2012. During the second quarter of 2013, GATX's Lease Price Index (“LPI”), a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 36.0% over the weighted average expiring lease rate. This compares to a 30.8% increase in the prior quarter and a 23.9% increase in the second quarter 2012. The average lease renewal term for cars included in the LPI during the second quarter was 58 months, down from 65 months in the first quarter and 59 months in the second quarter of 2012.
Rail North America's investment volume was $129.4 million during the second quarter.
RAIL INTERNATIONAL
Rail International reported segment profit of $24.4 million in the second quarter of 2013, compared to a segment loss of $3.6 million in the second quarter of 2012. The 2013 and 2012 second quarter results include the pre-tax benefit from Other Items of $3.3 million and the negative pre-tax impact from Other Items of $16.3 million, respectively. The increase in quarterly segment profit was driven by the performance of the European tank car fleet, with more cars on lease at higher rates and lower maintenance expense due to fewer repairs.
Rail International reported segment profit of $43.0 million year-to-date 2013, compared to $4.3 million in 2012. The 2013 and 2012 results include the pre-tax benefit from Other Items of $1.9 million and the negative pre-tax impact from Other Items of $18.8 million, respectively. Similar to the quarterly results, the increase in year-to-date segment profit was driven by higher lease income and lower maintenance expense at GATX Rail Europe.
Within Rail International, the wholly-owned fleet in Europe totaled approximately 22,000 railcars as of June 30, 2013 and utilization was 95.8%, compared to 95.5% at the end of the first quarter and 96.3% at June 30, 2012.
During the second quarter, Rail International's investment volume was $46.9 million, primarily for new tank cars in Europe.
Additional current and historical fleet and operating data as well as macroeconomic data related to Rail North America's and Rail International's businesses can be found on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported segment profit of $10.1 million in the second quarter of 2013 compared to $14.0 million in the second quarter 2012. The decline in quarterly segment profit was due to lower freight volume, operating delays and low water levels.
Segment profit year-to-date 2013 was $10.9 million, compared to $16.1 million year-to-date 2012. ASC carried 10.5 million net tons through the second quarter of 2013, consistent with the tonnage moved in the prior year period. The decline in year-to-date segment profit was due to operating delays, low water levels and the commodity mix of freight carried. In 2013, ASC moved less iron ore, a higher margin product.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $17.3 million in the second quarter of 2013 compared to $14.6 million in the second quarter of 2012. The improvement in segment profit was primarily attributable to increased asset remarketing activity. During the second quarter, a marine joint venture comprised of ocean-going gas carriers was split, with GATX retaining sole ownership of five vessels. The assets continue to be managed by our previous joint venture partner.
Year to date, Portfolio Management reported segment profit of $29.8 million compared to $36.6 million in the same period of 2012. The decline in segment profit was driven primarily by the absence of loss provision reversals and warrant income recorded in the prior year.
The Portfolio Management segment currently consists of approximately $828.0 million of owned assets and third-party managed portfolios totaling approximately $129.1 million.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company's website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2013 second quarter. Teleconference details are as follows:
Thursday, July 18th
11:00 A.M. Eastern Time
Domestic Dial-In: 1-888-437-9364
International Dial-In: 1-719-457-2644
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 3658950

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in GATX's Annual Report on Form 10-K/A for the year ended December 31, 2012 and other filings with the SEC, and that actual results or events may differ materially from the forward-looking statements.
Specific risks and uncertainties that might cause actual results to differ from expectations include, but are not limited to, (1) general economic, market, regulatory and political conditions affecting the rail, marine and other industries served by GATX and its customers; (2) competitive factors in GATX's primary markets, including lease pricing and asset availability; (3) lease rates, utilization levels and operating costs in GATX's primary operating segments; (4) conditions in the capital markets or changes in GATX's credit ratings and financing costs; (5) risks related to GATX's international operations and expansion into new geographic markets; (6) risks related to compliance with, or changes to, laws, rules and regulations applicable to GATX and its rail, marine and other assets; (7) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (8) operational and financial risks associated with long-term railcar purchase commitments; (9) changes in loss provision levels within GATX's portfolio; (10) conditions affecting certain assets, customers or regions where GATX has a large investment; (11) impaired asset charges that may result from changing market conditions or portfolio management decisions implemented by GATX; (12) opportunities for remarketing income; (13) labor relations with unions representing GATX employees; and (14) the outcome of pending or threatened litigation.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(7/18/13)

--Tabular Follows-

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Revenues
Lease revenue	$239.0	$225.6	$476.2	$451.1
Marine operating revenue	83.3	83.1	101.8	100.6
Other revenue	16.6	14.4	33.2	27.9
Total Revenues	338.9	323.1	611.2	579.6
Expenses
Maintenance expense	74.3	67.8	141.0	128.7
Marine operating expense	57.7	55.2	74.3	68.7
Depreciation expense	63.1	59.5	121.0	115.2
Operating lease expense	33.6	32.5	65.9	63.9
Other operating expense	7.0	6.3	12.3	10.0
Selling, general and administrative expense	45.8	38.9	87.8	77.0
Total Expenses	281.5	260.2	502.3	463.5
Other Income (Expense)
Net gain on asset dispositions	19.6	18.3	36.3	46.3
Interest expense, net	(43.2)	(41.6)	(84.1)	(84.2)
Other (expense) income	(3.1)	0.5	(4.2)	(0.1)
Income before Income Taxes and Share of Affiliates’ Earnings	30.7	40.1	56.9	78.1
Income Taxes	(9.1)	(13.2)	(16.6)	(24.0)
Share of Affiliates’ Earnings (net of tax)	13.5	(3.4)	21.9	(0.3)
Net Income	$35.1	$23.5	$62.2	$53.8

Share Data
Basic earnings per share	$0.75	$0.50	$1.33	$1.15
Average number of common shares	46.5	46.8	46.7	46.8
Diluted earnings per share	$0.74	$0.49	$1.31	$1.13
Average number of common shares and common share equivalents	47.1	47.5	47.4	47.5
Dividends declared per common share	$0.31	$0.30	$0.62	$0.60

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30 2013	December 31 2012
Assets
Cash and Cash Equivalents	$96.7	$234.2
Restricted Cash	25.3	29.7
Receivables
Rent and other receivables	83.8	88.4
Loans	24.4	27.2
Finance leases	222.7	245.7
Less: allowance for losses	(4.5)	(4.6)
	326.4	356.7

Operating Assets and Facilities	7,198.3	6,855.2
Less: allowance for depreciation	(2,239.8)	(2,200.8)
	4,958.5	4,654.4

Investments in Affiliated Companies	424.3	502.0
Goodwill	90.8	91.7
Other Assets	197.2	186.7
Total Assets	$6,119.2	$6,055.4
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$167.2	$177.4
Debt
Commercial paper and borrowings under bank credit facilities	17.4	273.6
Recourse	3,546.4	3,152.4
Nonrecourse	103.0	130.6
Capital lease obligations	10.1	11.3
	3,676.9	3,567.9

Deferred Income Taxes	807.5	783.0
Other Liabilities	248.5	282.9
Total Liabilities	4,900.1	4,811.2
Total Shareholders’ Equity	1,219.1	1,244.2
Total Liabilities and Shareholders’ Equity	$6,119.2	$6,055.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$187.3	$43.6	$1.0	$7.1	$—	$239.0
Marine operating revenue	—	—	71.7	11.6	—	83.3
Other revenue	13.8	1.7	—	1.1	—	16.6
Total Revenues	201.1	45.3	72.7	19.8	—	338.9
Expenses
Maintenance expense	57.6	9.6	7.1	—	—	74.3
Marine operating expense	—	—	48.2	9.5	—	57.7
Depreciation expense	42.7	10.6	4.0	5.8	—	63.1
Operating lease expense	32.0	—	1.7	—	(0.1)	33.6
Other operating expense	5.0	1.4	—	0.6	—	7.0
Total Expenses	137.3	21.6	61.0	15.9	(0.1)	235.7
Other Income (Expense)
Net gain on asset dispositions	10.2	1.3	—	8.1	—	19.6
Interest expense, net	(28.7)	(5.2)	(1.6)	(6.7)	(1.0)	(43.2)
Other (expense) income	(3.3)	—	—	—	0.2	(3.1)
Share of affiliates’ earnings (pretax)	6.2	4.6	—	12.0	—	22.8
Segment Profit (Loss)	$48.2	$24.4	$10.1	$17.3	$(0.7)	$99.3
Selling, general and administrative expense						45.8
Income taxes ($9.3 million related to affiliates’ earnings)						18.4
Net Income						$35.1
Selected Data:
Investment Volume	$129.4	$46.9	$7.8	$135.2	$1.4	$320.7
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$7.3	$—	$—	$4.1	$—	$11.4
Residual sharing income	0.1	—	—	4.0	—	4.1
Non-remarketing disposition gains (a)	2.8	2.4	—	—	—	5.2
Asset impairment	—	(1.1)	—	—	—	(1.1)
Total Net Gain on Asset Dispositions	$10.2	$1.3	$—	$8.1	$—	$19.6

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$371.1	$86.6	$2.1	$16.4	$—	$476.2
Marine operating revenue	—	—	84.0	17.8	—	101.8
Other revenue	27.6	3.9	—	1.7	—	33.2
Total Revenues	398.7	90.5	86.1	35.9	—	611.2
Expenses
Maintenance expense	112.2	21.1	7.7	—	—	141.0
Marine operating expense	—	—	58.0	16.3	—	74.3
Depreciation expense	85.0	20.7	4.0	11.3	—	121.0
Operating lease expense	64.3	—	1.7	—	(0.1)	65.9
Other operating expense	9.0	2.3	—	1.0	—	12.3
Total Expenses	270.5	44.1	71.4	28.6	(0.1)	414.5
Other Income (Expense)
Net gain on asset dispositions	20.4	2.5	—	13.4	—	36.3
Interest expense, net	(54.4)	(10.8)	(3.2)	(13.4)	(2.3)	(84.1)
Other (expense) income	(4.1)	0.5	(0.6)	—	—	(4.2)
Share of affiliates’ earnings (pretax)	8.4	4.4	—	22.5	—	35.3
Segment Profit (Loss)	$98.5	$43.0	$10.9	$29.8	$(2.2)	$180.0
Selling, general and administrative expense						87.8
Income taxes ($13.4 million related to affiliates’ earnings)						30.0
Net Income						$62.2
Selected Data:
Investment Volume	$215.1	$91.2	$11.0	$151.2	$2.1	$470.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$8.9	$—	$—	$8.3	$—	$17.2
Residual sharing income	2.9	—	—	5.1	—	8.0
Non-remarketing disposition gains (a)	9.3	3.8	—	—	—	13.1
Asset impairment	(0.7)	(1.3)	—	—	—	(2.0)
Total Net Gain on Asset Dispositions	$20.4	$2.5	$—	$13.4	$—	$36.3

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended June 30, 2012
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$176.6	$39.0	$1.0	$9.0	$—	$225.6
Marine operating revenue	—	—	76.2	6.9	—	83.1
Other revenue	12.1	1.6	—	0.7	—	14.4
Total Revenues	188.7	40.6	77.2	16.6	—	323.1
Expenses
Maintenance expense	48.8	12.3	6.7	—	—	67.8
Marine operating expense	—	—	49.6	5.6	—	55.2
Depreciation expense	41.8	8.6	3.9	5.2	—	59.5
Operating lease expense	31.3	—	1.2	0.1	(0.1)	32.5
Other operating expense	4.0	1.8	(0.1)	0.6	—	6.3
Total Expenses	125.9	22.7	61.3	11.5	(0.1)	221.3
Other Income (Expense)
Net gain on asset dispositions	14.5	1.2	—	2.6	—	18.3
Interest expense, net	(25.9)	(6.5)	(1.9)	(6.5)	(0.8)	(41.6)
Other (expense) income	(0.2)	0.3	—	0.2	0.2	0.5
Share of affiliates’ earnings (pretax)	2.0	(16.5)	—	13.2	—	(1.3)
Segment Profit (Loss)	$53.2	$(3.6)	$14.0	$14.6	$(0.5)	$77.7
Selling, general and administrative expense						38.9
Income taxes ($2.1 million related to affiliates’ earnings)						15.3
Net Income						$23.5
Selected Data:
Investment Volume	$137.7	$39.2	$5.5	$53.4	$2.3	$238.1
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$11.4	$—	$—	$1.5	$—	$12.9
Residual sharing income	1.0	—	—	1.1	—	2.1
Non-remarketing disposition gains (a)	3.3	1.4	—	—	—	4.7
Asset impairment	(1.2)	(0.2)	—	—	—	(1.4)
Total Net Gain on Asset Dispositions	$14.5	$1.2	$—	$2.6	$—	$18.3

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Six Months Ended June 30, 2012
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$351.2	$79.0	$2.1	$18.8	$—	$451.1
Marine operating revenue	—	—	86.9	13.7	—	100.6
Other revenue	23.9	2.5	—	1.5	—	27.9
Total Revenues	375.1	81.5	89.0	34.0	—	579.6
Expenses
Maintenance expense	96.8	24.8	7.1	—	—	128.7
Marine operating expense	—	—	57.3	11.4	—	68.7
Depreciation expense	83.5	17.2	3.9	10.6	—	115.2
Operating lease expense	62.7	—	1.2	0.2	(0.2)	63.9
Other operating expense	8.4	2.9	(0.3)	(1.0)	—	10.0
Total Expenses	251.4	44.9	69.2	21.2	(0.2)	386.5
Other Income (Expense)
Net gain on asset dispositions	30.5	2.1	—	13.7	—	46.3
Interest expense, net	(51.7)	(12.9)	(3.7)	(13.7)	(2.2)	(84.2)
Other (expense) income	(2.1)	(1.5)	—	3.1	0.4	(0.1)
Share of affiliates’ earnings (pretax)	3.5	(20.0)	—	20.7	—	4.2
Segment Profit (Loss)	$103.9	$4.3	$16.1	$36.6	$(1.6)	$159.3
Selling, general and administrative expense						77.0
Income taxes ($4.5 million related to affiliates’ earnings)						28.5
Net Income						$53.8
Selected Data:
Investment Volume	$236.6	$84.0	$11.4	$56.5	$3.3	$391.8
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$21.8	$—	$—	$9.3	$—	$31.1
Residual sharing income	1.4	—	—	4.1	—	5.5
Non-remarketing disposition gains (a)	8.5	2.6	—	—	—	11.1
Asset impairment	(1.2)	(0.5)	—	0.3	—	(1.4)
Total Net Gain on Asset Dispositions	$30.5	$2.1	$—	$13.7	$—	$46.3

(a)	Includes scrapping gains

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Tax Adjustments and Other Items Impact on Net Income:

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Tax Adjustments (a)	$—	$(0.7)	$—	$(0.7)
Other Items
Interest rate swaps at AAE (b)	3.0	(14.6)	1.7	(16.8)
Total impact on net income	$3.0	$(15.3)	$1.7	$(17.5)
Tax Adjustments and Other Items Impact on Diluted Earnings Per Share:

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Tax Adjustments (a)	$—	$(0.01)	$—	$(0.01)
Other Items
Interest rate swaps at AAE (b)	0.06	(0.30)	0.04	(0.35)
Total impact on diluted earnings per share	$0.06	$(0.31)	$0.04	$(0.36)
_________

(a)	Deferred tax adjustment due to an enacted rate increase in Ontario, Canada.

(b)	Realized and unrealized gains (losses) recognized on certain interest rate swaps at AAE Cargo AG, an affiliate of Rail International.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,361.1	$4,340.6	$4,427.1	$4,399.3	$4,446.7
Rail International	935.6	984.5	1,070.1	1,076.9	1,119.1
ASC	324.6	312.7	305.1	291.5	317.2
Portfolio Management	802.5	812.9	789.6	763.5	823.3
Other	79.2	81.9	84.1	82.7	80.4
Total Assets, excluding cash	$6,503.0	$6,532.6	$6,676.0	$6,613.9	$6,786.7
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$(127.2)	$(214.5)	$39.4	$(200.8)	$(79.3)
On-balance-sheet recourse debt	3,328.2	3,347.4	3,152.4	3,483.5	3,546.4
On-balance-sheet nonrecourse debt	136.5	133.3	130.6	127.9	103.0
Off-balance-sheet recourse debt	678.9	706.1	730.1	667.2	642.7
Off-balance-sheet nonrecourse debt	163.9	159.7	154.4	150.0	146.8
Capital lease obligations	12.5	11.3	11.3	10.1	10.1
Total Borrowings, net of unrestricted cash	$4,192.8	$4,143.3	$4,218.2	$4,237.9	$4,369.7
Total Recourse Debt (a)	$3,892.4	$3,850.3	$3,933.2	$3,960.0	$4,119.9
Shareholders’ Equity	$1,170.7	$1,225.4	$1,244.2	$1,223.5	$1,219.1
Recourse Leverage (b)	3.3	3.1	3.2	3.2	3.4
 _________

(a)	Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.

(b)	Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$5,917.9	$6,125.1	$6,055.4	$6,144.7	$6,119.2
Less: cash	(257.7)	(458.3)	(263.9)	(348.0)	(122.0)
Add off-balance-sheet assets:
Rail North America	819.5	843.6	863.5	797.3	770.7
ASC	23.3	22.2	21.0	19.9	18.8
Total Assets, excluding cash	$6,503.0	$6,532.6	$6,676.0	$6,613.9	$6,786.7

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013
Rail North America Statistics (wholly-owned fleet)
Lease Price Index (LPI) (a)
Average renewal lease rate change	23.9%	26.4%	32.3%	30.8%	36.0%
Average renewal term (months)	59	59	65	65	58
Fleet Rollforward
Beginning balance	109,116	109,187	109,162	109,551	109,637
Cars added	1,385	858	1,106	988	2,035
Cars scrapped	(591)	(544)	(366)	(810)	(456)
Cars sold	(723)	(339)	(351)	(92)	(442)
Ending balance	109,187	109,162	109,551	109,637	110,774
Utilization	98.3%	98.2%	97.9%	97.8%	98.2%
Average active railcars	107,452	107,224	107,062	106,964	107,722
Rail International Statistics (wholly-owned fleet)
Fleet Rollforward
Beginning balance	21,064	21,209	21,314	21,840	21,896
Cars added	273	355	650	361	492
Cars scrapped/sold	(128)	(250)	(124)	(305)	(402)
Ending balance	21,209	21,314	21,840	21,896	21,986
Utilization	96.3%	96.6%	95.1%	95.5%	95.6%
Average active railcars	20,386	20,490	20,635	20,817	20,948
Rail Industry Statistics
Manufacturing Capacity Utilization Index (b)	78.8%	78.4%	77.7%	78.5%	n/a (e)
Year-over-year Change in U.S. Carloadings (excl. intermodal) (c)	(2.9)%	(2.5)%	(3.1)%	(3.0)%	(1.5)%
Year-over-year Change in U.S. Carloadings (chemical) (c)	(1.2)%	(1.1)%	(0.8)%	(1.5)%	(0.3)%
Year-over-year Change in U.S. Carloadings (petroleum) (c)	38.2%	42.6%	46.3%	57.2%	47.9%
Production Backlog at Railcar Manufacturers (d)	58,674	61,400	60,244	71,704	n/a (e)
American Steamship Company Statistics
Total Net Tons Carried (millions)	9.2	10.4	8.8	1.5	9.0
 _________

(a)
GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures general lease rate pricing on renewals within its North American railcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet. In addition, this representative group of North American railcars is used to calculate an average renewal lease rate change and an average renewal term. The average renewal lease rate change is the percentage change between the weighted average renewal lease rate and the weighted average expiring lease rate. The average renewal lease term index is reported in months.  It reflects the average renewal lease term of railcar types in the LPI weighted by fleet composition.

(b)	As reported and revised by the Federal Reserve.

(c)	As reported by the Association of American Railroads (AAR).

(d)	As reported by the Railway Supply Institute (RSI).

(e)	Not available, not published as of the date of this release.